FOR IMMEDIATE RELEASE
Contact: Robert Danvers, CEO
Telephone: (604) 777-1707
rdanvers@infotecbusinesssystems.com




INFOTEC SECURES PRIVATE PLACEMENT FUNDING

VANCOUVER, B.C., June 3, 2003 - Infotec Business Systems, Inc. (OTCBB:IFOB) reports that it has completed a private placement of 100,000 units at $4.00 per unit. Each unit consists of one common share and one 12 month share purchase warrant. Each warrant is exercisable at $4.50 per share during the first six months and at an exercise price of $5.50 per share during the final six month period. Proceeds from the private placement will be used for ongoing product and market development and for general working capital purposes.

In conjunction with the private placement, certain directors and shareholders of the company have agreed, effective immediately, to return to treasury for cancellation a total of 8,750,000 common shares, representing 32.4% of the 27,000,000 common shares previously issued and outstanding.

"This equity funding enables the company to expedite its marketing plans for both the United States and Canada. In addition, the reduction of the company's outstanding share capital is a positive development for our shareholders and reflects our continuing commitment to maximize return on shareholder equity," states Robert Danvers, CEO.

Infotec Business Systems, Inc., is engaged in the development and marketing of Internet business systems, including solutions for online office management, Internet access control and E-mail communication security.




This Press Release contains certain forward-looking statements within the meaning the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential", and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and intense competition, which could cause the company's actual results, performance or achievements, to differ materially from those expressed in or implied by such statements. The company relies on litigation protection for all such forward-looking statements and undertakes no obligation to update or advise in the event of any change, addition, or alteration to the information covered in this press release including such forward-looking statements.